EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1817 Contacts: Media - Greg Guest (404) 652-4739 Robin Keegan (404) 652-4713 Investors - Richard Perkins (404) 652-4721

Date: June 3, 2003

GEORGIA-PACIFIC CLOSES $500 MILLION SENIOR NOTES OFFERING

            ATLANTA - Georgia-Pacific Corp. (NYSE: GP) today closed its $500 million senior notes offering, consisting of $150 million of 8 percent notes due 2014 and $350 million of 7.375 percent notes due 2008. The 8 percent notes due 2014 will be callable at the company's option beginning in 2009. Net proceeds from the offering will be used to repay a portion of amounts outstanding under the company's revolving credit facility.

            These senior notes were offered in an unregistered offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933. These senior notes have not been registered under the Securities Act of 1933 or the securities laws of any state, and may not be offered or sold in the United States or outside the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws. Georgia-Pacific intends to offer to exchange the unregistered senior notes for substantially identical registered senior notes.

            This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

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